Exhibit 99.3
                             E.KIDNETWORK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
                     INCLUDING INDEPENDENT AUDITORS' REPORT
               FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND
             FOR THE PERIOD FROM INCEPTION (AUGUST 25, 1999) THROUGH
                                DECEMBER 31, 2000

                                TABLE OF CONTENTS


                                                                            PAGE

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS

  BALANCE SHEETS                                                             2

  STATEMENTS OF OPERATIONS                                                   3

  STATEMENTS OF STOCKHOLDER'S DEFICIT                                        4

  STATEMENTS OF CASH FLOWS                                                   5

NOTES TO FINANCIAL STATEMENTS                                               6-12

                            DIROCCO AND DOMBROW, P.A.
                  CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
                       3601 W. COMMERCIAL BLVD., SUITE #39
                          FT. LAUDERDALE, FLORIDA 33309
                            TELEPHONE (954) 731-8181
                               FAX (954) 739-1054


                          Independent Auditors' Report

To the Board of Directors
E.Kidnetwork.com, Inc
Northbrook, IL

We have audited the accompanying balance sheets of E.Kidnetwork.com, Inc. (a development stage company) (the "Company") as of December 31, 2000 and 1999, and the related statements of operations, stockholder's deficit and cash flows for the years then ended and for the period from inception (August 25, 1999) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E.Kidnetwork.com, Inc. as of December 31, 2000 and 1999, and the results of its operations and cash flows for the years and periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses and has negative net working capital from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


DiRocco and Dombrow, P.A.
January 12, 2001 (except for note 8, which is as of February 5, 2002)


                             E.KIDNETWORK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS


                                     ASSETS

                                                              December 31,    December 31,
                                                                   2000            1999
                                                              ------------    ------------
Current Assets
  Cash                                                        $      2,348    $      9,205
                                                              ------------    ------------
          Total Current Assets                                       2,348           9,205
                                                              ------------    ------------

Furniture and Equipment                                             31,585          28,990
                                                              ------------    ------------
Other Assets
  Deposits                                                           1,265            --
                                                              ------------    ------------
          Total Other Assets                                         1,265            --
                                                              ------------    ------------
          Total Assets                                        $     35,198    $     38,195
                                                              ============    ============



                      LIABILITIES AND STOCKHOLDER'S DEFICIT

Current Liabilities
  Accounts payable and accrued expenses                       $     73,109    $     11,520
  Due to stockholder                                               605,695         115,510
                                                              ------------    ------------
          Total Current Liabilities                                678,804         127,030
                                                              ------------    ------------
Stockholder's Deficit
  Common stock, $.001 par value, 3,000
  shares authorized, issued and outstanding                              3               3
  Accumulated deficit during development stage                    (643,609)        (88,838)
                                                              ------------    ------------
          Total Stockholder's Deficit                             (643,606)        (88,835)
                                                              ------------    ------------

          Total Liabilities and Stockholder's Deficit         $     35,198    $     38,195
                                                              ============    ============

   The accompanying notes are an integral part of these financial statements.


                             E.KIDNETWORK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS


                                      For the period
                                           from
                                        inception
                                       (August 25,
                                         1999) to       For the Year Ended December 31,
                                       December 31,     -------------------------------
                                             2000             2000             1999
                                      --------------    -------------    -------------

Expenses
Research and development              $      185,531    $     185,531    $        --
Selling, general and administrative          441,011          354,942           86,069
Depreciation                                  17,067           14,298            2,769
                                      --------------    -------------    -------------
Total Expenses                               643,609          554,771           88,838
                                      --------------    -------------    -------------

Net Loss                              $      643,609)   $      (554,771) $     (88,838)
                                      ==============    =============    =============


Basic loss per share                                    $     (184.92)   $      (29.61)
                                                        =============    =============

Weighted average common shares                                  3,000            3,000
                                                        =============    =============

   The accompanying notes are an integral part of these financial statements.


                             E.KIDNETWORK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF STOCKHOLDER'S DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                              Additional
                                  Common                       Paid-in      Accumulated
                                  Stock          Amount        Capital        Deficit         Total
                               ------------   ------------   ------------   ------------   ------------

Issuance of common stock
for cash                              3,000   $         3   $        --   $        --      $          3

Net loss for the period from
inception (August 25, 1999)
to December 31, 1999                   --             --             --          (88,838)       (88,838)
                               ------------   ------------   ------------   ------------   ------------

Balance at December 31, 1999          3,000               3          --          (88,838)       (88,835)

Net loss for the year ended
December 31, 2000                      --             --             --         (554,771)      (554,771)
                               ------------   ------------   ------------   ------------   ------------


Balance at December 31, 2000          3,000   $          3   $       --     $   (643,609)   $   (643,606)
                               ============   ============   ============   ============    ============

   The accompanying notes are an integral part of these financial statements.


                             E.KIDNETWORK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                             For the period   For the period
                                                                 from             from
                                                               inception        inception
                                               For the        (August 25,      (August 25,
                                              year ended       1999) to         1999) to
                                             December 31,    December 31,     December 31,
                                                  2000             1999             2000
                                            -------------    -------------    -------------

Cash flows from operating activities:
Net loss                                    $    (554,771)  $     (88,838)   $     (643,609)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation expense                               14,298            2,769           17,067
Increase in deposits                               (1,265)            --             (1,265)
Increase (decrease) in accounts payable            61,589           11,520           73,109
                                            -------------    -------------    -------------
Net cash used in operating activities            (480,149)         (74,549)        (554,698)
                                            -------------    -------------    -------------

Cash flows from  investing activities:
Purchase of furniture and equipment               (16,893)         (31,759)         (48,652)
                                            -------------    -------------    -------------
Net cash used in investing activities             (16,893)         (31,759)         (48,652)
                                            -------------    -------------    -------------

Cash flows from financing activities:
Proceeds from issuance of common
stock                                               --                   3                3
Advances from stockholder loans                   490,185          115,510          605,695
                                            -------------    -------------    -------------
Net cash provided by financing activities         490,185          115,513          605,698
                                            -------------    -------------    -------------

Net increase (decrease) in cash                    (6,857)           9,205            2,348

Cash at beginning of year                           9,205             --               --
                                            -------------    -------------    -------------
Cash at end of year                         $       2,348    $       9,205    $       2,348
                                            =============    =============    =============

   The accompanying notes are an integral part of these financial statements.

                             E.KIDNETWORK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Operation
--------------------------

E.Kidnetwork.com, Inc. (a development stage company) (the "Company") was incorporated on August 25, 1999 under the General Corporation Law of the State of Delaware as the Children's Technology Group, Inc. The Company is an innovative digital media company with the focused mission of providing education and entertainment for children through the medium of computer and telecommunication technologies. The Company is positioned to provide a safe, educational place that children will be drawn to for fun and excitement.

Going Concern
-------------

The Company's financial statements are presented on a going concern basis which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses since inception and has negative net working capital. For the years ended December 31, 2000 and 1999, the Company experienced net losses of $369,240 and $88,838, respectively.

The Company's ability to continue as a going concern is contingent upon its ability to secure additional financing, initiate sales of its products, and attain profitable operations.

Management is pursuing various sources of equity financing. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing or obtain financing on terms beneficial to the Company.

Failure to secure such financing may result in the Company rapidly depleting its available funds. Without such funds the Company would be unable to comply with its payment obligations with its vendors.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                             E.KIDNETWORK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS, (CONTINUED)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
         (Continued)

Advertising Expense
-------------------

The costs of advertising are recorded as an expense when incurred or upon the first showing of the advertisement. Advertising costs for the year ended December 31, 2000 and period ended December 31, 1999 were approximately $85,581 and $0, respectively. There were no amounts capitalized for future advertising at December 31, 2000 and 1999.

Long-lived Assets
-----------------

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Furniture and Equipment
-----------------------

Furniture and equipment are stated as cost. Expenditures for renewals and betterment are capitalized and maintenance and repairs are expensed as incurred. Depreciation is computed using the double declining method over their estimated useful lines ranging from three to seven years.

Income Taxes
------------

The Company accounts for income taxes under Financial Accounting Standards Board of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. No current or deferred income tax expense or benefit were recognized due to the Company not having any material operations for the year ended December 31, 2000 and period ended December 31, 1999.

                             E.KIDNETWORK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS, (CONTINUED)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
         (Continued)


Net Loss Per Share
------------------

Net loss per share is presented under Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). Basic earnings per share is computed by using the weighted average number of common shares outstanding and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is computed using the weighted average number of common and dilutive common shares outstanding during the period. Due to the Company's net loss for the fiscal year ended December 31, 2000 and period ended December 31, 1999, potentially dilutive securities have been excluded from the computation as their effect is antidulutive.

Fair Value of Financial Instruments
-----------------------------------

The carrying amounts reported in the balance sheets for cash and cash equivalents and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for notes payable and long-term debt approximates fair value, because the interest on the underlying instruments approximates market rates.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and, reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             E.KIDNETWORK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS, (CONTINUED)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
         (Continued)


New Accounting Pronouncements
-----------------------------

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 (SFAS 133) "Accounting for Derivative Instruments and Hedging Activities", which was amended by SFAS No. 137, issued in June 1999. SFAS 133 established standards for accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Company does not believe that the adoption of SFAS 133 will have a material effect on the financial statements.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 140). SFAS 140 replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 31, 2000. The Company does not believe that the adoption of SFAS 140 will have a material effect on the financial statements.

In December  1999, the  Securities  and Exchange  Commission  (SEC) issued Staff
Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements". SAB 101 provides the SEC Staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The Company does not believe that the adoption of SAB 101 will have a material effect on the financial statements.

Reclassifications
-----------------

Certain prior year balances have been reclassified to conform with the current year's presentation.

                             E.KIDNETWORK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS, (CONTINUED)


NOTE 2 - FURNITURE AND EQUIPMENT

Furniture and equipment consists of the following:

                                                                December 31,
                                                           --------------------

                                                            2000        1999
                                                           --------    --------
     Office furniture and equipment                        $ 48,652    $ 31,759
     Less accumulated depreciation                          (17,067)     (2,769)
                                                           --------    --------

                                                           $ 31,585    $ 28,990
                                                           ========    ========

Depreciation expense for 2000 and 1999 was $74,298 and $2,769, respectively.

NOTE 3 - INCOME TAXES

The reasons for the differences between income taxes at the statutory income tax rates and the provision (benefit) for income taxes are summarized, as follows:

                                                               December 31,
                                                         ----------------------

                                                           2000         1999
                                                         ---------    ---------

     Income tax benefits at statutory rate:

     Change in valuation allowance related               $ 124,896    $  30,205
         to deferred tax benefit carryforwards            (124,896)     (30,205)
                                                         ---------    ---------
     Income tax benefit                                  $    --      $    --
                                                         =========    =========

Due to net operating losses and the uncertainty of realization, no tax benefit has been recognized for operating losses. At December 31, 2000, net operating losses of $456,179 are available for carryforward against future year's taxable income and begin to expire in year 2014. The Company's ability to utilize its net operating loss carryforwards is uncertain and thus a valuation reserve has been provided against the Company's net deferred tax assets.

NOTE 4 - RELATED PARTY TRANSACTIONS

The Company is obligated to its shareholder for capital advances. The advances are non-interest bearing and are due on demand. On January 1, 2001, the Company converted the advances to a one year note and agreed to accrue interest at 10% per annum on the outstanding balance. The note is renewable annually.

                             E.KIDNETWORK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS, (CONTINUED)


NOTE 5 - CASH FLOW INFORMATION

Interest and taxes paid during the years ended December 31, 2000 and 1999 were as follows:

                               2000                 1999
                             ---------            ---------
         Interest            $    --              $    --
                             =========            =========

         Taxes               $    --              $    --
                             =========            =========

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company's financial instruments are as follows:

                         December 31, 2000            December 31, 1999
                        --------------------         -------------------

                         Carrying     Fair           Carrying     Fair
                          Amount     Value            Amount     Value
                         --------   --------         --------   --------
         Assets:
   Cash                  $  2,348   $  2,348         $  9,205   $  9,205

Liabilities:
   Notes payable         $605,695   $605,695         $115,510   $115,510
   Accrued liabilities   $ 73,109   $ 73,109         $ 11,520   $ 11,520
            Cash         $  2,348   $  2,348         $  9,205   $  9,205



NOTE 7 - COMMITMENT

The Company entered into a lease agreement for its office facility on April 1, 2000 expiring on June 30, 2003, with an option to renew for an additional three years. Rent expense for the year ended December 31, 2000 and period ended December 31, 1999, was $48,554 and $2,609, respectively.

The following is a schedule of future minimum lease payments under the lease as of December 31, 2000:

            2001           $37,138
            2002            38,931
            2003            19,978
                           -------
                           $96,047
                           =======

                              E.KIDNETWORK.COM, INC
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS, (CONTINUED)


NOTE 8 - SUBSEQUENT EVENTS

On January 23, 2001, E.Kidnetwork.com, Inc. ("EKid") was acquired by East Coeur d'Alene Mines, Inc. ("ECDA") in exchange for 15,000,000 shares of ECDA's restricted common stock and 1,000,000 shares of its restricted Series A preferred stock in a reverse acquisition. Additionally, as part of the acquisition agreement, 9,000,000 shares of common stock owned by ECDA's majority stockholder, were cancelled. In this transaction, ECDA was the legal acquirer and EKid was the acquiree. However, for accounting purposes the roles were reversed and EKid became the accounting acquirer while ECDA became the accounting acquiree. This type of transaction is referred to as a reverse acquisition, meaning that the company that is the legal acquirer is considered, for accounting purposes, to be the acquiree. Upon completion of the transaction the original stockholders of EKid owned the controlling interest of the combined company and the Company's financial statements reflect those of EKid. Subsequent to this acquisition ECDA changed its name to zKid Network Company ("ZKid").

On April 25, 2001, ZKid, formerly ECDA, acquired all of the issued and outstanding shares of Quadric Acquisition Corporation ("Quadric"), a public SEC reporting company, in exchange for 5,000,000 shares of its restricted common stock. The shares were valued at their fair market value at the date of acquisition of $250,000. The transaction was treated as a financing arrangement whereby ZKid became the successor to the reporting requirements, pursuant to section 12-G(3) and Quadric was subsequently dissolved. The cost of the acquisition will be expensed during the period as financing costs.